Exhibit 10.13

Separation and Release Agreement

This Separation and Release Agreement (the “Agreement”) is made and entered into as of the last date on the signature page (the “Effective Date”) and confirms the following understandings and agreements among Health Catalyst, Inc. (“Health Catalyst” or the “Company”) and Anne Marie Bickmore (hereinafter referred to as “you” or “your”).

WHEREAS, you were employed by Health Catalyst as a(n) Chief Operating Officer and Chief Product Officer (your “Employment”);

WHEREAS, your Employment ended effective on the close of business December 01, 2023 (the “Separation Date”);

WHEREAS, you signed a Participation Agreement to participate in the Company’s Executive Severance Plan (“Executive Severance Plan”) that entitles you to certain severance, subject to the terms and conditions therein upon a Qualified Termination Event, including you signing a Separation Agreement and Release (as defined in the Executive Severance Plan);

WHEREAS, you and Health Catalyst desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and Health Catalyst, including, but not limited to, any claims that might arise out of your Employment or the termination of your Employment, including, without limitation, the occurrence of a Qualified Termination Event; and

WHEREAS, in connection with the separation from your Employment, you and Health Catalyst now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, separation from your Employment and payment of a severance to which you would otherwise not be entitled.

NOW, THEREFORE, in consideration of the promises set forth herein, you and Health Catalyst agree as follows:

1.          Employment Status and Effect of Separation.

(a)              You acknowledge, and Health Catalyst hereby accepts, your separation from your Employment, and from any position you held or hold at Health Catalyst, effective as of the Separation Date.  From and after the Separation Date, you agree not to represent yourself as being an employee, officer, director, agent or representative of Health Catalyst for any purpose.

(b)         The Separation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Health Catalyst.  In connection with your separation from Employment, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by Health Catalyst and in which you participate in accordance with the terms of each such plan and applicable law.

(c)         You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Separation Date and specifically contemplated in Section 2 are in full discharge and satisfaction of any and all liabilities and obligations of Health Catalyst or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”) to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan (including, without limitation, the Executive Severance Plan) or procedure of Health Catalyst or any other member of the Company Group and/or any alleged understanding or arrangement between you and Health Catalyst or any other member of the Company Group.

2.          Release and Waiver of Claims.

(a)         Subject to your compliance with the terms herein, you signing and returning an executed copy of the Agreement to the Company, and the Revocation Period expiring without any revocation or rescission by you, Health Catalyst will pay you, as a severance payment, $237,000.00 (the “Cash Consideration”) and will accelerate the vesting of 17,272 Restricted Stock Units of the Company that would otherwise be unvested on the Separation Date (the “Equity Acceleration” and, together with the Cash Consideration, the “Consideration”).  The Cash Consideration will be paid to you in one lump sum and the Equity Acceleration will occur within thirty (30) calendar days after you sign and return an executed copy of the Agreement to the Company and the Revocation Period expires without any revocation by you, in each case less applicable deductions and withholdings for state and federal taxes.  If you are currently enrolled in a Health Catalyst medical plan and if you actively elect medical, dental and/or vision COBRA coverage via the COBRA enrollment form, Health Catalyst will fully subsidize your medical, dental and/or vision COBRA premium for up to the first (9) full calendar month(s) following the termination of enrollment in your Health Catalyst medical plan. You acknowledge that the Consideration represents monies and equity that are not earned wages and to which you would not be entitled but for this Agreement.

(b)         For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge Health Catalyst and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective former and current officers, directors, partners, shareholders, members, managers, owners, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with Health Catalyst or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; the Utah Antidiscrimination Act, Utah Code Ann. § 34A-5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28-1 et seq.; the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; the Utah Labor Rules; the Wisconsin Fair Employment Practices Act, Wis. Stat. § 111.31 et seq.; any other federal, state, or local human or civil rights, wage-hour, anti-discrimination, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees.  As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(c)         You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)         Nothing contained in this Section 2 shall be a waiver of any claims that cannot be waived by law.

(e)         Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement.  Such amounts are not consideration for this Agreement.

(f)         You understand that nothing contained in this Agreement, including, but not limited to, this Section 2, will be interpreted to prevent you from engaging in Protected Activity as set forth in Section 6.  However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

3.            Right to Revoke and Rescind.  You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing Health Catalyst of your intent to do so within 7 calendar days following your signing of this Agreement (the “Revocation Period”).  You understand that any such revocation or rescission must be made in writing and delivered (i) by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Health Catalyst, Inc., Attn: Linda Llewelyn, Chief People Officer, 10897 S River Front Parkway, South Jordan, UT 84095, and (ii) by email to Legal@healthcatalyst.com.

4.          Opportunity for Review; Acceptance.   You have until 45 days after the Separation Date (the “Review Period”) to review and consider whether to sign this Agreement.  Changes to this Agreement, whether material or immaterial, will not restart the 45-day Review Period.  During this time, Health Catalyst advises you to consult with an attorney of your choice.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to Health Catalyst, Inc., Attn: Linda Llewelyn, Chief People Officer, 10897 S River Front Parkway, South Jordan, UT 84095.  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither Health Catalyst nor any member of the Company Group will have any obligations hereunder.

By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that the Company is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by the Company that you are entitled to up to forty-five (45) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by the Company that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The parties agree that should you exercise your right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit you from engaging in Protected Activity as set forth in Section 6, though you have waived any right to monetary relief.  Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to Health Catalyst, Inc., Attn: Linda Llewelyn, Chief People Officer, 10897 S River Front Parkway, South Jordan, UT 84095.

5.          Other Agreements.  Your duties and obligations pursuant to Sections 1-2, 3.2-3.12, 3.14, 4.1-4.3 and 4.54.9 of the Employee Agreement and Invention and Confidentiality Agreement (the “Employment Agreement”) signed by you shall survive this Agreement and remain in full force and effect, and the Consideration herein constitutes consideration for your promises and obligations.

6.          Protected Activity Not Prohibited.

(a)         You understand that nothing in this Agreement in any way limits or prohibits you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).

(b)         You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Health Catalyst.  Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under this Agreement or the Employment Agreement to any parties other than the Government Agencies.

(c)         You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in this Agreement or the Employment Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement.

(d)         Pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.          Confidential Information.  You recognize and acknowledge that Health Catalyst’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”).  The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the

Company Group’s or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group and its subsidiaries (or any of their predecessors) or while performing services hereunder concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates, the identities of the current, former or prospective employees, suppliers and customers of any member of the Company Group or its subsidiaries, development, transition and transformation plans, fee schedules, information system materials, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.  Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to Health Catalyst or any other member of the Company Group.  You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by Health Catalyst.  You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is: (a) duly approved in writing by the Company or by the member of the Company Group; (b) necessary for you to enforce your rights under this Agreement in connection with a legal proceeding; (c) required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure; or (d) to report possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Your obligations under this Agreement are in addition to any obligations you have under state or federal law.  You agree that you will not violate in any way the rights that Health Catalyst or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information.  Your obligations under this Section are indefinite in term.

8.          Non-Disparagement. Except as set forth in Section 6, for a period of two (2) years following the Effective Date, you agree to refrain from making any disparaging, negative or uncomplimentary statements or communications, whether public or private, regarding the Company or any member of the Company Group.  As used in this paragraph, “disparaging” means anything unflattering and/or negative, whether such communication is true or untrue.

9.          Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you (a) are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because Health Catalyst has agreed to pay you the Consideration, which Health Catalyst has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily.  You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by Health Catalyst or any representative or agent of Health Catalyst except as set forth in this Agreement.  You agree and acknowledge that the Review Period provides you with a reasonable and sufficient period of time to consider whether or not to accept this Agreement.

10.        No Suit.  Except as set forth in Section 6, you represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of Health Catalyst or any of the Company Group against whom you have filed such a complaint, charge or lawsuit.

11.        Return of Property.  You shall return prior to the Effective Date, and not retain in any form or format, all Company Group documents, data, and other property in your possession or control.  Company Group “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to any member of the Company Group’s business that you have compiled, generated or received while working for any member of the Company Group including all copies, samples, computer data, disks, or records of such material.  After returning these documents, data, and other property, you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of any member of the Company Group, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.  Furthermore, you agree, on or before the Effective Date, to provide Health Catalyst with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents.  Health Catalyst’s obligations under this Agreement are contingent upon you returning all Company Group documents, data, and other property as set forth above.

12.        Miscellaneous.  The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment.  Except as set forth in Section 5, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto.  No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT AND THE EICA SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY STATE OF UTAH.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.  You acknowledge that it would be difficult to fully compensate Health Catalyst for damages resulting from any breach of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, Health Catalyst shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

13.        Confidentiality.  Except as set forth in Section 6, the parties intend that this Agreement be confidential.  You warrant that you have not disclosed, and agree that you will not in the future disclose, the terms of this Agreement, or the terms of the consideration to be paid hereunder, to any person other than your attorney, spouse, tax advisor, or representatives of the Equal Employment Opportunity Commission (“EEOC”) or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.  You shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall you now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against the Company or any of the Company Group to any person, with the sole exception of communications with your spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

14.        Offer Remains Open for the Review Period. You have through the Review Period to review and consider whether to sign this Agreement.  Changes to this Agreement, whether material or immaterial, will not restart the Review Period.  During this time, Health Catalyst advises you to consult with an attorney of your choice.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to Health Catalyst, Inc., Attn: Linda Llewelyn, Chief People Officer, 10897 S River Front Parkway, South Jordan, UT 84095. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this offer is withdrawn and revoked, and the Agreement will be null and void and of no effect, and neither Health Catalyst nor any member of the Company Group will have any obligations hereunder. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, Health Catalyst or any member of the Company Group.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TEAM MEMBER NAME	HEALTH CATALYST, INC.

/s/ Anne Marie Bickmore	/s/ Linda Llewelyn
Its: Chief People Officer
Date: 12/1/2023	Date: 12/4/2023

THIS AGREEMENT IS NOT TO BE EXECUTED UNTIL AFTER THE SEPARATION OF EMPLOYMENT HAS OCCURRED